Exhibit 99.9

Caldera Therapeutics, Inc.

300 Technology Square, 8th Floor

Cambridge, MA 02139

Consent to Reference in Proxy Statement/Prospectus

Sonic Holdco, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a future member of the board of directors of the combined company following the consummation of the merger. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments and supplements thereto.

Dated: September 2, 2026

/s/ Xiaodi Su
Name: Xiaodi Su, Ph.D.